01/17/00


January 17, 2000

Mr. Pierre Cousin
3 Avenue du 8 Mai, 1945
Guyancourt, France 78280

Dear Pierre:

I am pleased to extend to you an offer of Vice President and General Manager of the Client Server Business Group, effective February 15, 2000, reporting directly to Victor Perez, EVP and Chief Operating Officer. The compensation and benefit package being offered with this position is outlined below, and is subject to approval of the Board of Directors. Upon acceptance of your offer letter, you will be asked to sign a Senior Manager Employment Agreement that will further define benefits and responsibilities that include the terms and conditions contained in this offer letter.

Your annual base salary will be $275,000, and you will be considered for a merit increase effective January 2001. You will be eligible to participate in the StorageTek MBO Plan. For 2000, your MBO target incentive will be 45% of your base salary at the target level of performance, 90% at the stretch level. This MBO incentive plan is measured on corporate performance and achievement of the MBO goals. A portion of any MBO bonus will be paid in the form of equity, including shares of common stock, or common stock equivalents. The details of this plan are contained in a separate MBO document. Your bonus will be prorated from your date of transfer and paid if earned, on the normal payment schedule.

In the event of your involuntary termination from StorageTek, other than for cause, you will be entitled to receive a severance payment equal to the sum of one time your base salary for the fiscal year then in effect, plus one time your target bonus, whether or not such bonus would otherwise be payable. If you accept this offer, the current performance-based retention bonus that was negotiated with Alain Andreoli will be measured based upon client/server/SAN business objectives that we will agree upon. If earned, this bonus will be paid in February 2001.

Also, subject to the approval of the Board of Directors, you will receive 5,000 shares of StorageTek restricted common stock at par value, $ .10 per share. These 5,000 shares will vest six years from the date of grant, unless accelerated. The vesting can accelerate to the first, second, and third anniversaries of the grant date through accomplishment of certain objectives through the year. You and I will jointly define the performance criteria for these restricted shares.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you a stock option to purchase 75,000 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan, which is attached for your review. Seventy percent of your options, or 52,500 shares, will vest in equal increments of 33%, 33% and 34% on the first through the third anniversaries of the grant. Thirty percent, or 22,500 shares, will vest in six years from the date of the grant. However, the vesting schedule for these options can be accelerated in one-third increments if the Human Resource and Compensation Committee of the Board of Directors determines that our financial goal (target corporate NAT) have been met. If we do not achieve our financial goals in a particular year, the vesting of that portion of the option will occur in the sixth year.

Subject to the approval of the Board of Directors and then current market conditions, you may participate in the annual Stock Option Plan. The current allocation model projects annual options grants. The actual amount will be based upon current methodology at the time of the grant.

Appropriate passports and visa(s) will be obtained for you and your family, and the cost paid for by StorageTek. International Human Resources will assist you in these endeavors.

You will receive a car allowance for a leased vehicle of $550.00 per month, plus reimbursement for maintenance and insurance during the term of your assignment.

StorageTek will reimburse you for your voluntary contributions into the French Social Security System and any consequent U.S. taxes up to a maximum of $100,000 per year for the term of your assignment. If you leave StorageTek voluntarily or StorageTek terminates your employment for cause at any time during the two-year period, you will be responsible for repayment of all monies paid on your behalf including the tax gross up.

StorageTek will also provide the relocation for you and your family from France to Colorado in accordance with the attached international assignment policy. The policy also includes repatriation benefits, if needed.

StorageTek  will  cover the  following  additional  expenses  for your move from
France:

o StorageTek will provide up to $4,500 per month to help you to obtain suitable housing in the United States. You will be responsible for any U.
   S. taxes resulting from this benefit.
o The Company will provide an education allowance up to a total of $14,000 per year to assist with the education of your accompanying dependent children and any resulting U. S. taxes while you are on this assignment.
o Monthly air travel (advanced business purchase fares for International, coach class in the United States) from Denver to Paris, not to exceed seven (7) months.
o Temporary living for you during the time you are commuting, not to exceed seven (7) months.

If you leave StorageTek voluntarily or StorageTek terminates your employment for cause at any time the two year assignment for reasons other than change of control, you will be responsible for repayment of the relocation expenses (except your temporary living and travel home to France, not to exceed seven (7) months) pro-rated for the period of time you were in the position.

StorageTek also offers a deferred compensation program. Under this program you may defer up to 50% of your base salary and 75% of your bonus amount. Your deferred income is credited with an interest rate equal to the ten-year T-Bill rate plus 2.5 points. You will be provided further information regarding this program.

You are eligible to participate in the 401(k) plan immediately upon transfer and begin contributions in the next available payroll cycle. You may defer up to 18 percent of your base income into the 401(k) plan. As of Jan. 1, 2000 StorageTek will match 100 percent of the first three percent of your annual base pay and 50 percent of the next four percent of your base pay. You will have immediate ownership (be fully vested) of the first three percent match. StorageTek's 50 percent match of your next four percent contribution will be vested after two years of service.

You will receive life insurance coverage in the amount of two times your initial base salary. At the beginning of the next quarter after your transfer date, $500,000 of this coverage will be provided through an individually owned life insurance coverage with the premium paid by the Company. Your group term life insurance coverage will be $50,000. The individually owned policy is a universal life policy that you own and that earns cash surrender value. A member of StorageTek's compensation team will contact you regarding enrollment after your employment date.

The offer is contingent upon your signing StorageTek's proprietary rights agreement and identification of pre-employment commitments form which are enclosed for your review. These enclosures define your obligations to StorageTek with regard to disclosure and dissemination of confidential information, ownership of intellectual property, disclosure of existing obligations and commitments, and non-raiding obligations.

Please review and sign the enclosed documents, and return them along with a signed acceptance copy of this letter in the enclosed self-addressed stamped envelope.

If you have any questions regarding the conditions of this offer, please do not hesitate to contact me at 303-673-3132 or Tony Picardi at 303-661-6825.
This offer is valid through 1/18/00.

I look forward to working with you as a key member of the StorageTek team!

Very truly yours,



Victor Perez
EVP and Chief Operating Officer

Enclosures:
      Acceptance Copy
      Proprietary Rights Agreement
      1995 Equity Participation Plan
      International Assignment Policy









I accept the offer as outlined above and understand that my acceptance does not create an employment contract for a definite term or alter at-will employment.




Pierre Cousin           Date


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APPROVALS:




David Weiss             Date
Chairman, Chief Executive Officer and
President





Karen Niparko                 Date
Chief Administrative Officer